Exhibit 23.1

Richardson & Company	550 Howe Avenue, Suite 210 Sacramento, California 95825

Telephone: (916) 564-8727
FAX: (916) 564-8728

Circle Bancorp and Subsidiary

We agree to the inclusion in this Form S-1 of our report, dated October 4, 2010, on our audit of the financial statements of Circle Bancorp and Subsidiary as of December 31, 2009 and 2008, and for the years then ended. We also consent to the reference of our firm under the caption “Experts.”

Sacramento, California
February 16 , 2011